EXHIBIT 10.21




                                    AGREEMENT


         This Agreement is made and entered into as of the 24th day of October, 1995, between DESA International, Inc., a Delaware corporation, which has its principal place of business located at 2701 Industrial Drive, Bowling Green, Kentucky 42101 (hereinafter referred to as "DESA") and BYSE Electrodomesticos, S.A., which has its principal place of business located at Calle Itaroa 1, Huarte, Pamplona (Navarra), Spain 31620 (hereinafter referred to as "BYSE"):

                  WHEREAS, DESA and BYSE desire to enter into an agreement with regard to a new line of 3 and 5 plaque vent free gas heaters
         (hereinafter referred to as the "Products") per Attachment A, to be manufactured by BYSE and introduced by DESA in the United States and Canada in 1996. DESA and BYSE agree to the following terms and conditions:

         1. (a) The term of this Agreement will be from the execution date of this Agreement and will continue until December 31, 1998.
                  (b) Neither DESA nor BYSE can renew the Agreement unilaterally. Both companies must agree in writing for any extension of the Agreement beyond the original three (3) year period.

         2. (a) As long as this Agreement remains in effect, DESA has exclusive marketing rights for the Products to be sold into the Hardware/Home Center, Hardware Distributor, Mass Merchandiser and Hardware Cooperative channels of distribution, directly or indirectly, under various brand names designated by DESA.
                  (b) As long as this Agreement remains in effect, DESA shall have the right to market the Products, as described above, in the United States and Canada.
                  (c) In order to retain these exclusive marketing rights, DESA must place minimum annual orders during each January through December period of this Agreement based on the volumes outlined in Attachment B.
                  (d) If BYSE markets or sells the Products itself or through third parties, in no event will BYSE use or permit third parties to use DESA's brand names.
                  (e) The "Products" refer to the models listed on Attachment C.

         3. (a) On or before December 1 of each year, during the term of this Agreement, BYSE will provide DESA with a price list corresponding to the Products listed on Attachment C. This price list will be for the period of the next calendar year and will be denominated in US dollars.

                  (b) All Products sold to DESA hereunder shall be sold at the prices established by the previous December 1.

                  (c) The prices confirmed in December shall be in effect for twelve (12) calendar months subject only to a one time per year adjustment based on the exchange rate between the dollar and the peseta. For purposes of such


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                  adjustment,  the  average  exchange  rate for the  first  week
                  (beginning   Sunday)  in   December  of  each  year  shall  be
                  determined by reference to the exchange rates published in the Wall Street Journal and then compared to the average exchange rate for the first week (beginning Sunday) in July of the next year, also by reference to the Wall Street Journal. If the value of the dollar has increased or decreased relative to the peseta less than five (5) percent during that time period there will be no adjustment made in pricing for that year. If the relative values have changed more than five (5) percent in that time period, then the prices for that year can be adjusted by the difference between such percentage change and five (5) percent. Any adjustment will not be retroactive, but will be for pricing for orders placed from the point in time of the adjustment through December 1 of that year. (d) In addition to the above referenced pricing, see Attachment F for Purchase Volume Rebates.

         4. (a) BYSE will provide DESA's requirements of the Products F.O.B. Bilbao, Spain or CIF East Coast port in the United States (Charleston or Savannah), with Net 60 day payment terms at the U.S. Dollar prices listed on Attachment C.
                  (b) Within ten (10) days of BYSE's advice of shipment and invoice, DESA will secure one hundred (100) percent of each payment with a straight Letter of Credit issued by a commercial bank acceptable to BYSE.
                  (c) If DESA requires shipment to any located other than the East Coast Port, BYSE will pay the amount it would have cost to ship to the East Coast Port, and the difference between such amount and the actual cost of freight to such other location will be the responsibility of DESA.
                  (d) BYSE  agrees to procure  the  insurance  from an AAA rated
                  (highest rated) insurance company organized and operating under the laws of the United States or Canada, and such insurance shall provide for marine and war risk coverage and name DESA as an additional insured.
                  (e) Title to and risk of loss of the Products purchased hereunder by DESA shall pass to DESA upon delivery thereof to the ocean carrier at the port in Spain selected by BYSE for shipment.
                  (f) BYSE pricing to DESA will be equal to or less than BYSE pricing on the Products (including but not limited to the Corcho line) to all other BYSE customers (net of all rebates, allowances, adjustments, etc.).

         5.       (a) DESA will provide  annually by each  December 15, a twelve
                  (12) month forecast for all models of Products and will provide monthly a rolling four (4) month forecast.
                  (b) These forecasts will be nonbinding but consistent with the volumes outlined in Attachment B.

         6.       (a) DESA will  provide  BYSE  purchase  orders based on ninety
                  (90) day lead times prior to shipment.


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                                       -3-

                  (b) BYSE will be under no obligation to sell Products to DESA unless DESA places firm and noncancellable purchase orders not less than ninety (90) days prior to shipping of each order for Products.

         7. In the event BYSE decides to cease producing the Products (in which case BYSE will provide one (1) year prior written notice to DESA) or in the event BYSE becomes bankrupt, DESA will have the option to purchase at fair market value all machinery, tooling and fixtures owned by BYSE used exclusively to manufacture the Products. In such instance, DESA may manufacture or alternate source the Products.

         8. In the event DESA ceases marketing the Products due to the inability of BYSE and DESA to agree on pricing issues and the subsequent impact on projected volumes due to these pricing issues is not acceptable to BYSE, DESA will provide BYSE six
                  (6) months written notice. At the end of DESA's six (6) month notice period, BYSE may market the Products in the United States and Canada, to the channels of distribution described in paragraph 2, but in no event will BYSE use or allow third parties to use DESA's brand names. DESA will comply with the provisions of paragraph 2 of this Agreement during the six (6) month notice period.

         9. Both parties agree to work together cooperatively in order to develop cost reductions and to further improve the performance of the Products. DESA and BYSE will share equally in any cost reductions regardless of the originator.

         10. Product planning meetings will be held by the parties on at least an annual basis at a time and place mutually agreed upon by the parties.

         11. The parties agree that this Agreement is not assignable and may not be succeeded to by any third party without the express written consent of both DESA and BYSE. Such consent will not be unreasonably withheld.

         12. The parties, in signing this Agreement, execute an Indemnification Agreement in the form of Attachment D. BYSE will provide liability insurance coverage of a minimum of $5 million per occurrence. BYSE will also provide annually a Certificate of Insurance specifying: (a) a minimum of $5 million Product Liability Insurance by an insurer authorized to write insurance in the United States; (b) DESA as an additional name insured; (c) the applicable deductible to be covered by BYSE; and (d) the name and address of an authorized United States claim agent.

         13. BYSE will provide complete indemnification to DESA for any and all patent infringement liabilities that may occur from the introduction of the Products into the United States and Canada.



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                                       -4-

         14. DESA and BYSE will mutually develop a quality level agreement that will be employed by both companies for purposes of establishing Product acceptance criteria at time of receipt of Product by DESA. An Acceptable Quality Level (AQL) agreement will be developed and signed by appropriate Quality Assurance supervisory personnel, as well as by an officer, of both companies.

         15. BYSE shall, at its own cost, obtain and maintain the necessary International Approval Services (IAS) certifications for the Products for the United States and Canadian markets.

         16. (a) BYSE will provide a two (2) year warranty on the Products. The two (2) year period will begin three (3) months from the date of customer shipment by DESA, or on the invoice date held by the end user, whichever is later. Refer to Attachment E for warranty language. (b) Termination of the Agreement will not affect Warranty obligation.

         17. (a) BYSE will provide DESA with a list of recommended service parts for the Products.
                  (b) Pricing for parts will correspond to the same December 1 and adjustment guidelines outlined in paragraph 3.
                  (c) During the term of this Agreement and for a period of three (3) years after BYSE's last shipment of Products to DESA hereunder, DESA agrees to provide after sale service for the Products in the territory marketed by DESA, and BYSE agrees to supply DESA with a supply of replacement parts. DESA agrees to purchase a reasonable supply of replacement parts for the repair of Products under Warranty.
                  (d) DESA will balance parts inventories on an annual basis; returning unused excess parts for a full refund of the purchase price.
                  (e) Any parts purchased and found to be in excess at the end of the three (3) year period can be returned by DESA to BYSE for a full refund of the purchase price.
                  (f) If the Agreement is not renewed, DESA can return all unused service parts for a full refund of the purchase price.

         18. BYSE will indemnify DESA for the costs it incurs relating to the following:

                  (a) catastrophic field failure and/or recall (defined as greater than three (3) percent of the units sold in any year);

                  (b) required notification to the Consumer Product Safety Commission (CPSC) under the 15b reporting requirements.




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                                       -5-

         19. BYSE shall, at its own cost, maintain all machinery, tooling and equipment, used to manufacture the Products in good working order.

                  Dated and agreed upon this 24th day of October, 1995.

                  DESA INTERNATIONAL, INC.         BYSE ELECTRODOMESTICOS, S.A.



                  BY_________________________      BY__________________________

                  ITS________________________      ITS__________________________

                  WITNESSED BY:                    BY__________________________


                  ___________________________      ITS__________________________

                  ITS________________________      WITNESS____________________




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                                  ATTACHMENT A

                                PRODUCT DRAWINGS

Product drawings will be supplied by BYSE after further Product development and will be attached to this Agreement as Attachment A. The absence of Product drawings at the time of the signing of this document should in no way detract from the meaning, terms or conditions of this Agreement.




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                                  ATTACHMENT B

                                 YEARLY VOLUMES

In order to maintain exclusive marketing rights, in the distribution channels identified in this Agreement for the United States and Canadian markets, DESA will comply with the provisions of paragraph 2 of this Agreement. That paragraph refers to Attachment B and the minimum yearly order volumes outlined herein:

                  1st year:         20,000 Heaters

                  2nd year:         30,000 Heaters

                  3rd year:         40,000 Heaters




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                                  ATTACHMENT C

                            PRODUCT AND PRICE LISTING



                      MODEL                         PRICE (US$)
                                                                       CIF
                                           FOB Bilbao              East Coast
Three (3) Plaque Heater - Natural             97.65                  102.00
Three (3) Plaque Heater - LP                  96.35                  100.70
Five (5) Plaque Heater - Natural             120.00                  126.30
Five (5) Plaque Heater - LP                  120.00                  126.30


Above prices for calendar year 1996 are based upon an exchange rate of 126 pesetas per US dollar.



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                                  ATTACHMENT D

                            INDEMNIFICATION AGREEMENT

This Agreement made and entered into this 24th day of October, 1995, by and between DESA INTERNATIONAL, INC., with its principal place of business located 2701 Industrial Drive, Bowling Green, Kentucky, U.S.A. ("DESA") and BYSE Electrodomesticos, S.A. ("Seller"), with its principal place of business located at Calle Itaroa 1, Huarte, Pamplona, (Navarra), Spain.

NOW, THEREFORE, for good and valuable consideration, including the production agreement executed by the parties on even date herewith and the mutual covenants of the parties set forth herein, DESA and Seller agree as follows:

         1.  PRODUCT LIABILITY CLAIMS.

         A. Seller shall indemnify, defend and hold DESA harmless from and against any and all claims, losses, damages, judgments, costs and expenses, including but not limited to reasonable attorney's fees, arising from, associated with or relating to any Product or Products. This includes but is not limited to claims involving allegations of negligence, defects in the design or manufacture, and strict liability because a product is unreasonably dangerous. In all events, the design, manufacture and information provided with the Products shall be the sole responsibility of BYSE. Nothing, however, contained herein, shall relieve DESA from responsibility for any claim, loss or damage which is caused by any change, modification or remodeling which DESA makes in the Product(s) without the knowledge or consent of Seller.

         B. DESA shall notify Seller within fifteen (15) days of receiving notice of a claim hereunder. Upon receipt of notice from DESA, Seller shall assume responsibility for the claim, including any defense thereof, and DESA shall reasonably cooperate with Seller in any defense of the claim.

         C. Without limitation of its duty to indemnify DESA, Seller agrees to maintain in force for the life of any Product produced by Seller hereunder, products liability insurance coverage, including broad form vendor's coverage, for property damage and bodily injury combined, naming DESA as an additional insured. Seller shall supply DESA with a certificate of insurance evidencing this coverage annually. Seller's insurance shall afford minimum coverage of $5,000,000 per occurrence.

         2. NOTICE. Any notice required or permitted under the terms of this Agreement shall be in writing in English and shall be delivered by registered air mail, with postage fully prepaid, or telex, telefacsimile or cable. If any notice is made by telex, telefacsimile or by cable, it shall be confirmed by air mail. All notices required hereunder shall be sent to the addresses written below or such other addresses as shall be provided in writing. Notice made by letter shall be deemed to have been given ten (10) days after the date of mailing and notice by telex or cable shall be deemed to have been given when received.


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                                       -2-

         3. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky, United States of America. The parties agree that the proper venue for any dispute arising under this agreement or the production agreement of even date herewith shall be any federal district court within the Western District of Kentucky.

         4. BINDING EFFECT. This Agreement shall be binding upon properly approved successors and assigns of the parties.

         5. CAPTIONS. The captions of the sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

         6. ENTIRE AGREEMENT. This Agreement represents the complete understanding of the parties with respect to Seller's duty to indemnify DESA, and it supersedes all prior agreements and understandings between the parties with respect to the matters set forth herein. This Agreement may not be amended except by a writing designated as such and signed by authorized representatives of both parties.



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                                  ATTACHMENT E

                              WARRANTY INFORMATION

                               KEEP THIS WARRANTY

              Model

              Serial No.

              Date Purchased

Always specify model and serial numbers when communicating with the factor.

We reserve the right to amend these specifications at any time without notice. The only warranty applicable is our standard written warranty. We make no other warranty, expressed or implied.

                                LIMITED WARRANTY
                                VENT-FREE HEATERS

DESA International warrants this product to be free from defects in materials and components for one (1) year from the date of first purchase, provided that the product has been properly installed, operated and maintained in accordance with all applicable instructions. To make a claim under this warranty the Bill of Sale or canceled check must be presented.

This warranty is extended only to the original retail purchaser. This warranty covers only the cost of part(s) required to restore this heater to proper operating condition. Warranty part(s) MUST be obtained through authorized dealers of this product and/or DESA International who will provide original factory replacement parts. Failure to use original factory replacement parts voids this warranty. The heater MUST be installed by a qualified installer in accordance with all local codes and instructions furnished with the unit.

This warranty does not apply to parts that are not in original condition because of normal wear and tear, or parts that fail or become damaged as a result of misuse, accidents, lack of proper maintenance or defects caused by improper installation. Travel, diagnostic cost, labor, transportation and any and all such other costs related to repairing a defective heater will be the responsibility of the owner.

TO THE FULL EXTENT ALLOWED BY THE LAW OF THE JURISDICTION THAT GOVERNS THE SALE OF THE PRODUCT; THIS EXPRESS WARRANTY EXCLUDES ANY AND ALL OTHER EXPRESSED WARRANTIES AND LIMITS THE DURATION OF ANY AND ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE TO ONE (1) YEAR FROM THE DATE OF FIRST PURCHASE; AND DESA INTERNATIONAL'S


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                                       -2-

LIABILITY IS HEREBY LIMITED TO THE PURCHASE PRICE OF THE PRODUCT AND DESA INTERNATIONAL SHALL NOT BE LIABLE FOR ANY OTHER DAMAGES WHATSOEVER INCLUDING INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

Some states do not allow a limitation on how long an implied warranty lasts or an exclusion or limitation of incidental or consequential damages, so the above limitation on implied warranties, or exclusion or limitation on damages may not apply to you.

This warranty gives you specific legal rights, and you may also have other rights that vary from state to state.

For information about this warranty write:       DESA INTERNATIONAL
                                                 2701 Industrial Drive
                                                 P.O. Box 90004
                                                 Bowling Green, KY  42102-9004



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                                  ATTACHMENT F

                             PURCHASE VOLUME REBATES

Should DESA issue purchase orders to BYSE for more than 20,000 units in calendar year 1996, BYSE shall rebate to DESA the following percentages of the incremental purchases. The rebates are always retroactive back to the 20,001 level when each successive level is attained.


        Number of Units                Percentage of Rebate
Up to 20,000                                     0
20,001 to 25,000                                 2
25,001 to 30,000                                 3
30,001 to 35,000                                 4
35,001 to 40,000                                 5

The rebate shall be paid by BYSE by February 1, 1997.